Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [REDACTED], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS A TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”), made this 18th day of July, 2023 (the “Effective Date”), is knowingly, willingly, and voluntarily entered into among Medalist Diversified REIT, Inc., a Maryland corporation (the “REIT”), Medalist Diversified Holdings, L.P., a Delaware limited partnership (“OP” and collectively with REIT, the “REIT Parties”), Medalist Fund Manager, Inc., a Virginia corporation (“Manager”), William R. Elliott, a Virginia resident (“Elliott”), Thomas E. Messier (“Messier” and collectively with Manager and Elliott, “Manager Parties”). Each of the REIT Parties and the Manager Parties are individually referred to as a “Party” and collectively as “Parties.” The Parties recite and agree as follows:

RECITALS

WHEREAS, Manager and the REIT Parties are party to that certain Management Agreement dated as of March 15, 2016, as amended and supplemented from time to time (the “Management Agreement”);

WHEREAS, on or about March 19, 2021, Manager agreed to defer certain Acquisition Fees (as defined in the Management Agreement) pursuant to that certain letter agreement, which total $352,717 as of the Effective Date (the “Deferred Acquisition Fees”);

WHEREAS, Messier and Elliott are officers and directors of the REIT;

WHEREAS, the Parties now desire to terminate the Management Agreement on the terms set forth herein; and

WHEREAS, Elliott and Messier intend to resign as officers and directors of the REIT (as well as from all other positions associated with the REIT Parties).

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants, promises, acknowledgements, warranties, representations, payments, and other obligations provided for herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties mutually agree as follows:

1.             Termination of Management Agreement. The Management Agreement and all other agreements between the REIT Parties, on one hand, and the Manager Parties, on the other hand, are hereby terminated on the Effective Date; provided, however, Section 5 of the Management Agreement shall survive its termination. For the avoidance of doubt, the Manager Parties shall preserve and promptly return all property of the REIT Parties promptly following the Effective Date, including, any Confidential Information (as defined in the Management Agreement) and related records of the REIT Parties in possession of the Manager Parties.

2.             Resignations. As of the Effective Date, Messier and Elliott shall deliver written resignations to REIT substantially in the form attached here to as Exhibit A.

3.             Deferred Acquisition Fee and Termination Fee. Immediately upon execution of this Agreement, the REIT shall pay the Deferred Acquisition Fee. Within seven (7) calendar days of the Effective Date, the REIT shall pay the Manager $1,250,000 (the “Termination Fee”). The Deferred Acquisition Fee and Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Manager.

4.             Releases.

a.             In consideration of the payments pursuant to Section 3 and the other terms and conditions of this Agreement, each of the Manager Parties, willingly, and voluntarily release, discharge, and waive all rights, claims, lawsuits, liabilities, actions, disputes, causes of action, damages (including, but not limited to, liquidated damages, compensatory damages, or punitive damages, attorney’s fees and litigation costs), demands, obligations to date, known or unknown (hereinafter “Rights and Claims”) against the REIT Parties, and all persons acting by, through or under the REIT Parties (including the REIT Parties’ subsidiaries, related companies (other than the Manager Parties), and their current or former officers, directors, agents, assigns, employees, representatives, successors, subcontractors, suppliers, and any other persons or entities acting on behalf of the REIT), for all events occurring prior to, and including, the Effective Date of this Agreement. The Rights and Claims for purposes of this Agreement include, but are not limited to, breach of contract, warranty, and any or all rights or claims for promissory estoppel, invasion of privacy, negligence, defamation, fraud, and any or all rights or claims under any other federal, state, county, city, or local statutes, or under common law.

b.             In consideration of the termination and resignations in Section 1 and Section 2 and the other terms and conditions of this Agreement, each of the REIT Parties, willingly, and voluntarily release, discharge, and waive all Rights and Claims against the Manager Parties, and all of Manager’s current or former officers, directors, agents, assigns, employees, representatives, successors, subcontractors, suppliers, and any other persons or entities acting on behalf of the Manager, for all events occurring prior to, and including, the Effective Date of this Agreement.

c.             Except as specifically provided in this Agreement, after the Effective Date the REIT Parties shall have no further obligations to the Manager Parties. Except as specifically provided in this Agreement, after the Effective Date the Manager Parties shall have no further obligations to the REIT Parties.

5.             Director and Officer Indemnification of Messier and Elliott.

a.             Notwithstanding Section 4 above, the Parties specifically acknowledge and agree that Messier and Elliott have not released and specifically retain any and all rights they had prior to the Effective Date to receive indemnification from the REIT (including right to advancement attendant thereto) in their capacities as officers and directors of the REIT under Maryland law and the REIT’s articles of incorporation or bylaws.

b.             In addition, for three (3) years following the Effective Date:

i.          The REIT shall provide indemnification to Messier and Elliott, as and to the same extent provided to the REIT’s directors and officers.

ii.         If the REIT adopts a director and officer indemnification agreement, the REIT covenants and agrees to offer such indemnification agreement to Messier and Elliott on the same terms as the other officers and directors except that such agreement will only apply with respect to Messier and Elliott for periods prior to the Effective Date.

iii.        The REIT shall maintain directors and officers insurance equivalent to its current coverages (in the aggregate) and in the event of a Change of Control or liquidation of the REIT, shall obtain or cause to be obtained a customary tail policy for the balance of such three (3) year period. For purposes hereof, a “Change of Control,” means a merger, stock sale or share exchange the result of which is the shareholders before such transaction hold fewer than 50% of the shares following the consummation of such transaction or where the members of the board of directors serving before such transaction do not represent the majority of the board directors following the consummation of such transaction.

c.             If either Messier or Elliott (each, an “Indemnitee”) is made party to any proceeding and incurs expenses that may be indemnifiable under the terms of Section 5(a) above, the REIT shall advance all reasonable third-party expenses incurred by or on behalf of Indemnitee in connection with such proceeding. Such advance or advances shall be made within fifteen (15) days after the receipt by the REIT of a statement or statements requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding, and may be in the form of, in the reasonable discretion of Indemnitee (but without duplication): (i) payment of such expenses directly to third parties on behalf of Indemnitee; (ii) advancement to Indemnitee of funds in an amount sufficient to pay such expenses; or (iii) reimbursement to Indemnitee for Indemnitee’s payment of such expenses. Such statement or statements shall reasonably evidence the expenses incurred by Indemnitee (including, without limitation, copies of all applicable third party invoices) and shall include or be preceded or accompanied by a written affirmation and undertaking by or on behalf of Indemnitee in such form as may be reasonably requested by the REIT or required under applicable law as in effect at the time of the execution thereof, to reimburse the portion (if any) of any expenses advanced to Indemnitee relating to claims, issues or matters in the proceeding as to which it shall ultimately be adjudged, that the applicable standard of conduct has not been met by Indemnitee. The undertaking shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced expenses and without any requirement to post security therefor.

6.             Personal Guarantees.

a.             The REIT or the OP, as applicable, is the direct or indirect beneficiary of the following guaranty arrangements made by Messier and/or Elliott:

i.          The Limited Recourse Guaranty Arrangement dated November 1, 2021 given by the REIT, Messier and Elliot, and certain other parties thereto for the benefit of TIAA, FSB in connection with certain loans to PMI Parkway, LLC and MDR Parkway, LLC (the “Parkway Guaranty”);

ii.         Commercial Guaranty dated May 18, 2017 given by Messier for the benefit of Langley Federal Credit Union in connection with certain loans to MDR Hanover Square, LLC and Commercial Guaranty dated May 18, 2017 given by Elliott for the benefit of Langley Federal Credit Union in connection with certain loans to MDR Hanover Square, LLC (collectively, the “Hanover Square Guarantees”);

iii.        Indemnity and Guaranty Agreement dated October 2, 2019 given by Messier and Elliott for the benefit of CIBC INC. in connection with a certain loan to MDR Brookfield, LLC (the “Brookfield Guaranty”); and

iv.        Guaranty Agreement (Loan 3450529) dated August 30, 2019 given by Messier and Elliott for the benefit of Bank of America, N.A. in connection with certain loans to MDR Ashley Plaza, LLC (the “Ashley Plaza Guaranty,” and collectively with the Parkway Guaranty, the Hanover Square Guarantees and the Brookfield Guaranty, the “Guarantees”).

b.             The REIT shall use commercially reasonable efforts to cause each of the Guarantees to be terminated or replaced as promptly as possible such that each of Messier and Elliott shall have no personal liability under such Guarantees. In furtherance of the foregoing, but not as a limitation thereto, the REIT shall engage Jones Lang Lasalle (at the REIT’s sole cost) to promptly contact each lender with regard to the Guarantees and cause Messier and Elliott to be released from all obligations under the Guarantees. The REIT shall not increase the credit availability under the loans to which the Guarantees apply unless the Guarantees have been released. The Manager Parties shall not take any action that interferes with the REIT’s efforts to get the Guarantees Released.

c.             The REIT shall defend, indemnify and hold harmless Messier and Elliott from any and all claims, liabilities or charges incurred by them under the Guarantees, to the extent that such claim does not arise from the bad faith, gross negligence, or willful misconduct of the Party seeking indemnity under this paragraph.

d.             If the Hanover Square Guaranty has not been released by the one-year anniversary of the Effective Date (either by virtue of the sale of the underlying real property and payment in full of the underlying loan or otherwise), the REIT shall cause the loan secured by the Hanover Square Guaranty to be refinanced and repaid.

7.                  Cooperation on Sale of Properties.

a.             The REIT intends to sell the real property commonly referred to as:

i.          [REDACTED];

ii.         [REDACTED];

iii.        [REDACTED]; and

iv.        [REDACTED],

with (i) through (iv) collectively referred to herein as the “For Sale Properties.”

b.             The Manager Parties shall cooperate in a commercially reasonable manner with the REIT Parties’ efforts to sell the “For Sale Properties.” This shall include, without limitation, on request of the REIT the participation by the Manager Parties in the preparation, completion and documentation of the purchase and sale documents related to the sale of the For Sale Properties without charge by the Manager Parties to the REIT Parties; provided, however, the Manager Parties shall not be required to incur any out of pocket costs in connection with this covenant.

8.             Retained Obligations. The Manager shall retain any and all obligations related to the employment of Messier and Elliott and the obligation with respect to the lease for 1051 E. Cary Street Suite 601, James Center Three, Richmond, VA, 23219.

9.             Confidentiality; Press Releases; Non-Disparagement.

a.             The Parties agree that promptly after the execution of this Agreement the REIT Parties shall (i) prepare a Form 8-K in compliance with applicable law summarizing this Agreement, (ii) with such Form 8-K, disclose this Agreement with Section 7 redacted to remove reference to the specific properties and (iii) issue and attach to such form 8-K the Press Release enclosed as Exhibit B (with (i), (ii) and (iii) collectively, referred to as the “Agreed Disclosures”) without any further need for review and comment by the Manager Parties. The REIT has agreed to include the following quote, attributed to Messier and Elliott, in the Press Release included in and as part of the Agreed Disclosures:

“Since Medalist Diversified REIT’s founding, we have worked to build an outstanding diversified real estate portfolio that is now 98 percent leased, has consistently produced positive cash flow, and performed throughout the COVID-19 pandemic. We are proud that Medalist has paid dividends to its shareholders for nine consecutive quarters, even as the REIT industry in general, and microcap REITs in particular, have been impacted by market forces that are causing REITS to trade at a fraction of their worth. We believe Medalist, which is traded on NASDAQ, has a strong platform and portfolio that is well positioned for the future.”

Except for the Agreed Disclosures or as provided in this Section 9, each Party agrees to keep any prior negotiations of terms and conditions and discussions with the Parties regarding this Agreement confidential and shall not disclose them to any other person or entity or publish them in any forum. Except for the Agreed Disclosures, no Party shall directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or use the REIT Parties’ or Manager’s name or refer to the REIT Parties or the Manager Parties or any of their respective subsidiaries directly or indirectly in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, in the case of a statement or release by the Manager Parties, without the prior written approval of the REIT, and in a case of a statement or release by the REIT Parties; provided, however in response to any inquiries by media or other third parties, the Parties may refer such questions to the Agreed Disclosures.

b.             Notwithstanding the foregoing, (i) the REIT Parties’ obligations under the Section 9(a) shall expire on the six (6) month anniversary of the Effective Date and (ii) during the six (6) month period where the REIT Parties are bound by Section 9(a), the REIT Parties may make such statements or releases to the extent required by applicable law or listing standards of the Nasdaq Capital Marking or other exchange where the REIT’s shares may be listed from time to time, after providing the Manager Parties a reasonable period (not to exceed 1 business day) to review and comment on such releases; provided, however, if the REIT Parties do not accept reasonable comments from the Manager Parties, the Manager Parties may publish a release related to the subject matter of such comments. After the six (6) month anniversary of the Effective Date, if the REIT Parties issue any press release or other public statement relating to the terms of this Agreement other than referring inquiries to the Agreed Disclosures, the Management Agreement or the Manager Parties, the Manager Parties may make or publish any statements reasonably related to the subject matter of statement.

c.             The REIT Parties agree to keep confidential, not use and promptly return to Manager or destroy (at the option of Manager) all records specific to the Manager and its owners, as distinguished from Confidential Information (as defined in the Management Agreement) of the REIT, including, but not limited to, the Manager’s tax returns, financial records, books and records pertaining to any private funds previously advised by Manager (including the identify and other personally identifiable information pertaining to limited partners therein), email correspondence by and among Manager, email correspondence involving the Law Firm (as defined below) and K-1, tax returns or other information specific to the owners of Manager, that Manager or the Manager Parties may have provided to the REIT Parties or that was included in the so-called “share drive” utilized by the REIT and the Manager (collectively, the “Manager Information”). The obligations of the REIT Parties shall survive for three years following the Effective Date; provided that the Parties will maintain trade secrets of the other party identified in writing as trade secrets, and which in fact constitute trade secrets, for a period of no longer than five (5) years thereafter Nothing herein shall prevent the REIT Parties from disclosing Manager Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the REIT Parties will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the REIT Parties’ compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, one of the REIT Parties is required to disclose Manager Information, such REIT Party may disclose only that portion of such information that is legally required without liability hereunder; provided, that each REIT Party agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from the provisions of this Section 9(c): any Manager Information that (A) is available to the public from a source other than the REIT Parties (other than to the extent such information has been made public by one of the REIT Parties in breach of this Agreement), (B) is released in writing by the Manager Parties to the public or to persons who are not under similar obligation of confidentiality to the Manager Parties, or (C) was obtained by the REIT Parties from a third party where such disclosure, to the best of the REIT Parties’ knowledge, does not constitute a breach by such third party of an obligation of confidence with respect to the Manager Information disclosed.

d.             Each Party agrees not to verbally or in writing, make disparaging, false or misleading statements with regard to the other Parties to this Agreement.

e.             The Parties agree that nothing in this Agreement (including, without limitation, Section 9(a), Section 9(c) or Section 9(d)) shall prohibit any other Party from responding to legal process or be construed to prohibit the exercise of any rights by any Party that such Party may not waive as a matter of law. If compelled to do so by law, the Parties will tell the truth.

10.           No Acquisition of Equity. Each of the Manager Parties agrees that, for a period of three (3) years after the Effective Date, such parties shall not voluntarily acquire any shares of capital stock, options, warrants, limited partnership interest or other debt or equity interest in, or rights convertible into, debt or equity interests of the REIT or OP or their respective subsidiaries. Notwithstanding the foregoing, the Parties agree and acknowledge that Messier and Elliott own certain shares of common stock of REIT as of the Effective Date and nothing in this Section 10 shall prohibit Messier and Elliott from accepting or exercising any rights, distribution, dividend, rights or similar payment or grant attendant to such shares.

11.           Responsibility for Costs and Fees. Each of the Parties specifically agrees that it will be responsible for its own attorneys’ fees and any costs incurred in connection with this Agreement and the negotiations giving rise to this Agreement.

12.           No Future Lawsuits. Each of the Parties promise never to file a lawsuit or demand for arbitration asserting any claims that are released in Paragraph 4 of this Agreement. In the event a Party breaches this Section 12, such Party shall pay to any other Party incurring expenses in connection with such breach all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorney’s fees and expenses.

13.           Attempts to Avoid or Set Aside. For the avoidance of doubt, each of the Parties specifically waives any claim or cause of action to avoid or set aside this Agreement (including, but not limited to, fraud in the inducement or any similar equitable basis). If any Party attempts to avoid or set aside the terms of this Agreement and is unsuccessful, the opposing Party or Parties shall be entitled to their reasonable costs and attorneys’ fees incurred in defending against such action.

14.           Enforcement of this Agreement. If any action is brought to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements, in addition to any other relief to which a court of competent jurisdiction may order.

15.           Entire Agreement. This Agreement contains the entire understanding of the Parties concerning the subjects it covers and it supersedes all prior understandings and representations. Neither Party has made promises to the other Party other than those set forth herein. This Agreement is an integrated agreement. The terms of this Agreement are contractual and not mere recitals.

16.           Amendment of this Agreement. This Agreement, including this Section, may not and shall not be modified, altered, or amended except by the mutual consent and agreement of each signatory to this agreement, with such mutual consent and agreement to be expressed in writing and signed by representatives of the entities having actual authority to do so.

17.           Severability. Should any provision of this Agreement subsequently be held to be unlawful, invalid, or unenforceable under any present or future laws or judicial decisions, such provision shall be fully severable from the remainder of the Agreement. The remainder of the provisions of this Agreement shall not be affected thereby and shall continue to be enforceable to the full extent permitted by law.

18.           Governing Law. This Agreement has been executed and accepted within the Commonwealth of Virginia. The validity, effect, construction, interpretation, and administration of this Agreement, as well as the validity, effect, construction, interpretation, and administration of any modification, alteration, or amendment or attempted modification, alteration, or amendment hereto, shall be governed by the substantive law of the Commonwealth of Virginia, without regard to the Commonwealth’s conflicts of law principles.

19.           Authority of the Parties. As an inducement to each Party to enter into this Agreement, each Party represents and warrants that there exists no impediment or restraint, contractual or otherwise, on its powers, rights, or abilities, and that each has the requisite authority to enter into this Agreement and to perform its duties and obligations herein. Each of Messier and Elliott represent and warrant to the other Parties that they have the capacity to enter into this Agreement. Each Party further warrants that it is the sole owner of the claims, demands, and causes of action released by it under Section 4 of this Agreement and that it has not heretofore sold, assigned, transferred, conveyed, or otherwise disposed of any interest or share in the claims, actions, and causes of action covered by this Agreement. Each person or entity signing this Agreement warrants that he, she or it has actual authority to do so on behalf of the Party that he or she represents. Each Party represents and warrants to the other Parties that this Agreement is a valid and binding obligation of such Party, enforceable against it in accordance with its terms.

20.           Intent to be Bound and Successorship. It is the intention of the Parties that the provisions hereof are binding upon the Parties, their employees, affiliates, agents, heirs, successors and assigns forever.

21.           Execution of Documents. Each signatory to this Agreement agrees promptly to execute and deliver this Agreement and all such other documents, papers, and instruments as may be necessary to implement fully the terms and provisions of this Agreement.

22.           Joint Drafting. The Parties acknowledge and agree that this Agreement has been prepared jointly by the respective counsel of the Parties, and that no ambiguity contained herein shall be construed against either Party.

23.           Notices. All written notices, demands and requests of any kind which any Party may be required or may desire to serve upon any other Party in connection with this Agreement shall be in writing and shall be deemed received (a) on the date of delivery if personally delivered; (b) on the seventh day following the date of mailing if delivered by registered or certified mail, in each case, return receipt requested and postage prepaid; (c) on the delivery date if delivered by nationally recognized overnight courier with delivery confirmation service, with all fees prepaid; or (d) on the day of delivery if delivered by electronic mail, provided that the electronic mail is promptly followed by delivery of a hard copy of such notice via mail or overnight courier which provides written verification or receipt (each, a “Notice”). All Notices shall be addressed to the Parties to be served as follows:

If to the Manager Parties:

Medalist Fund Manager, Inc, Inc.

1051 E. Cary Street Suite 601

James Center Three

Richmond, VA, 23219
Attention: Thomas E. Messier

Email: [REDACTED]

and

Medalist Fund Manager, Inc.

1051 E. Cary Street Suite 601

James Center Three

Richmond, VA, 23219
Attention: Bill Elliott

Email: [REDACTED]

With a copy to (which shall not constitute notice): Miles & Stockbridge P.C. 100 Light Street Baltimore, Maryland 21202 Attention: Scott R. Wilson, Esq. Email: swilson@mslaw.com

If to the REIT Parties:	Medalist Diversified REIT, Inc. [REDACTED] Attention: C. Brent Winn, Jr., Chief Financial Officer Email: [REDACTED]

With a copy to (which shall not constitute notice): Williams Mullen 200 South 10th Street, Suite 1600 Richmond, VA 23219 Attention: Brendan D. O’Toole, Esq. Email: botoole@williamsmullen.com

Service of any such notice or demand so made shall be deemed complete on the day of actual delivery thereof as shown by the addressee’s registry or certification receipt or other evidence of receipt, or refusal of delivery. Any Party may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or a different or additional Person to which all such notices or demands hereafter are to be addressed.

24.           Manager Parties’ Counsel. Manager Parties engaged Miles & Stockbridge P.C. (the “Law Firm”) as legal counsel in connection with the transactions contemplated by this Agreement and REIT (among other things). On its own behalf and on behalf of the REIT Parties, REIT hereby acknowledges the same and consents to the continued representation of the Manager Parties by the Law Firm in relation to the transactions contemplated by this Agreement and adversely to the REIT Parties. REIT further agrees that, without the need for any further action, (a) all right, title and interest in and to all communications between any of the Manager Parties and the Law Firm (whether utilizing the domain “medalistprop.com” or not) shall constitute attorney-client communications belong to the Manager Parties; (b) REIT and REIT Parties have no interest in or entitlement to such communications with the Law Firm; and (c) any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from communications involving Law Firm that would have been exercisable by any person shall be vested exclusively in the Management Parties to the exclusion of the REIT Parties. None of the REIT Parties or any person acting on any of their behalf shall, without the prior written consent of the Manager, waive or attempt to waive any protection against disclosure pertaining to the foregoing communications, including the attorney-client privilege or work product protection with respect to such communications.

25.           Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. A signature obtained and communicated via electronic signature software such as DocuSign or a signature communicated via e-mail/PDF shall be treated as an original. Electronic copies of this Agreement shall have the same force and effect as an original

BY EXECUTING THIS AGREEMENT BELOW, THE PARTIES EACH ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the Parties has caused this Confidential Termination, Release and Settlement Agreement to be executed either individually or in its entity name by its duly authorized representatives as of the Effective Date.

REIT:

Medalist Diversified REIT, Inc., a Maryland corporation

By:	/s/ C. Brent Winn, Jr.
Name: C. Brent Winn, Jr.
Title: Chief Financial Officer

OP:

Medalist Diversified Holdings, L.P., a Delaware limited partnership

By:	Medalist Diversified REIT, Inc., its general partner

	By:	/s/ C. Brent Winn, Jr.
Name: C. Brent Winn, Jr.
Title: Chief Financial Officer

MANAGER:

Medalist Fund Manager, Inc., a Virginia corporation

By:	/s/ Thomas E. Messier
Name: Thomas E. Messier
Title: Co-President

ELLIOTT:

/s/ William R. Elliott
William R. Elliott, a Virginia resident

MESSIER:

/s/ Thomas E. Messier
Thomas E. Messier, a Virginia resident

Exhibit A

Form of Resignation

July 18, 2023

Board of Directors

Medalist Diversified REIT, Inc.

1051 E. Cary Street Suite 601

James Center Three

Richmond, VA, 23219

Gentlemen:

I hereby resign as a director and officer of Medalist Diversified REIT, Inc., a Maryland corporation (the “REIT”), and as a director and officer of each subsidiary of the REIT.

Sincerely,

[Name]

Exhibit B

Form 8-K and Press Release

See attached.